UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 10, 2014

MEDALLION FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

814-00188	04-3291176
(Commission File Number)	(IRS Employer Identification Number)

437 Madison Avenue

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 328-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 10, 2014, the Compensation Committee (the “Committee”) of the board of directors of Medallion Financial Corp. (the “Company”), after considering information on total compensation for the Company’s executive officers, competitive conditions, accomplishment of Company goals during fiscal year 2013, and individual performance, approved fiscal year 2013 bonuses to Alvin Murstein, Chief Executive Officer, Andrew Murstein, President, Larry Hall, Senior Vice President and Chief Financial Officer, Michael Kowalsky, Executive Vice President, and John Taggart, Chief Executive Officer and President of Medallion Bank. Based upon the overall performance of the Company in 2013, among other things, the Committee approved a $500,000 cash bonus to Alvin Murstein (1.01% increase over his 2012 bonus), a $1,400,000 cash bonus to Andrew Murstein (8.57% increase over his 2012 bonus), a $115,000 cash bonus to Larry Hall (8.70% increase over his 2012 bonus), a $160,000 cash bonus to Michael Kowalsky (3.20% increase over his 2012 bonus), and a $250,000 cash bonus to John Taggart (8.70% increase over his 2012 bonus). The Committee also approved increases to the base salaries of Alvin Murstein to $851,850 (1.00% increase), Andrew Murstein to $997,000 (0.20% increase), Larry Hall to $306,335 (5.00% increase), Michael Kowalsky to $310,738 (0.98% increase) and John Taggart to $239,000 (3.91% increase).

On February 10, 2014, the Committee granted 30,814 shares of restricted common stock under the Medallion Financial Corp. 2009 Employee Restricted Stock Plan to Alvin Murstein, 38,224 shares to Andrew Murstein, 3,900 shares to Larry Hall, 2,730 shares to Michael Kowalsky, and 11,887 shares to John Taggart. These shares of restricted common stock will vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Larry D. Hall

	Name:	Larry D. Hall
	Title:	Chief Financial Officer

Date:	February 14, 2014

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